Exhibit 99.1
Matrixx Initiatives, Inc. Reports Third-Quarter Net Sales Increased 26% to $38.7
Million, Net Income Increased to $4.8 Million, or $0.50 Earnings Per Share
•	Nine Month Net Sales Increased 19% to $80.8 Million and EPS Increased to $1.12
•	Board of Directors Authorizes New Stock Repurchase Program for up to One Million Shares
SCOTTSDALE , AZ January 26, 2009; Matrixx Initiatives, Inc. (Nasdaq: MTXX), a healthcare company that develops and markets over-the-counter products that provide consumers with “Better Ways to Get Better®,” today announced financial results for its fiscal 2009 third quarter and nine months ended December 31, 2008. Third quarter revenue increased 26% to $38.7 million, compared to $30.8 million for the comparable quarter in the prior year. The Company reported net income for the quarter of $4.8 million, or $0.50 earnings per diluted share, compared to a net loss of $635,000, or $(0.07) loss per diluted share, for the quarter ended December 31, 2007.
For the nine months ended December 31, 2008, the Company reported net sales of $80.8 million, compared to net sales of $68.0 million for the comparable nine month period in the prior year. For the nine months ended December 31, 2008, the Company reported net income of $10.7 million, or $1.12 earnings per diluted share, versus $4.7 million, or $0.47 earnings per diluted share earned for the nine months ended December 31, 2007.
Bill Hemelt, Acting President and Chief Operating Officer, said, “The 26% increase in fiscal third quarter sales was driven by higher sales of Cold Remedy swabs and our new Allergy swab product, price increases implemented prior to the start of the current cold season and lower product return charges incurred compared to last year. We are particularly pleased that the $7.9 million increase in quarterly net sales translated into an almost equal increase in gross profit due to cost reductions achieved on several of our products and a shift in sales to our higher margin products. Our gross margin for the quarter was 71% versus 64% last year. For the nine months ended December 31 2008, gross margin was 69% compared to 65% last year. We expect that our full year gross margin will be no less than 69%.”
Mr. Hemelt continued, “This year’s cold and flu seasons have gotten off to very slow starts and, to date, are tracking below last year’s historically low level. For the 12 weeks ended December 28, 2008, retail unit sales (three-outlet syndicated scanner data, not including Wal-Mart or club stores) of Zicam products decreased approximately 3%, while the total cough/cold category declined approximately 1% compared to last year. However, when including mass merchants and club stores, Zicam retail unit sales increased during the quarter ended December 31, 2008 versus the quarter ended December 31, 2007. While we are disappointed with the slow start to the season, we believe that, unlike last year, certain retailers did not enter the season in an over-stock position and are managing their buying to match increasing retail sales. We anticipate continued sales growth for our proprietary swab delivery products and have moved forward with building a second swab manufacturing machine to come on line in early fall 2009 to meet increasing consumer demand for our swab products.”
“As discussed previously, we had planned our marketing program to better coincide with the incidence of colds and shifted approximately $3 million in spending from the third quarter to the fourth quarter. The reduced marketing spending in the third quarter was the principal reason operating expense decreased as compared to last year. The decrease was offset in part by the accrual of $835,000 for 75% of the annual incentive bonus, and the recording of $525,000 compensation expense related to our CEO’s retirement. No officer incentives were accrued in fiscal 2008.”

“Progress continued in our product liability litigation, as we received additional court rulings in our favor that excluded the testimony of plaintiffs’ expert witnesses because of a lack of scientific support for their claims, and litigation expense declined to $380,000 for the December 2008 quarter, compared to $444,000 for the comparable quarter of the prior year. We believe that going forward, quarterly product liability litigation expense will continue at the lower end of our previously announced range of $500,000 to $750,000. However, we expect this reduction will be offset by legal expense associated with our product recall and defending our intellectual property against infringement by private label manufacturers.”
“The Company’s cash position remains strong and the Company generated over $8.3 million of cash from operations in the nine months ended December 31, 2008. During the quarter ended December 31, 2008 we repurchased 168,542 shares of common stock, our cash position grew to $30.6 million, and we continued to have no debt. Further, our Board of Directors authorized a new stock repurchase program allowing the repurchase of up to one million shares or our common stock in the open market.”
Barring changes in current expectations of the cold season or economic environment, the Company confirms earlier guidance of fiscal 2009 revenue increasing 5% to 10% above the $101 million achieved in fiscal 2008 (resulting in expected revenue from $106 million to $111.1 million) and net income increasing 20% to 30% above the $10.4 million earned in fiscal 2008 (resulting in net income in the range of $12.5 million to $13.6 million).
There will be a teleconference Tuesday, January 27, 2009 at 11:00 a.m. EDT to discuss the fiscal third quarter financial results. To access the teleconference, please call (877) 719-9804 (domestic) or (719) 325-4753 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 9403127 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.
Third Quarter Fiscal 2008 Consolidated Financial Results (Unaudited)

	Three months	Three months	Nine months	Nine months
	ended Dec. 31,	ended Dec. 31,	ended Dec. 31,	ended Dec. 31,
($000s)	2008	2007	2008	2007
Net Sales	$38,702	$30,802	$80,842	$67,951
Cost of Sales	11,205	11,060	24,778	23,472

Gross Profit	27,497	19,742	56,064	44,479
Operating Expenses	18,870	20,043	36,169	34,131
Research and Development	796	875	2,550	3,323

Income (Loss) from Operations	7,831	(1,176)	17,345	7,025
Total Other Income	48	131	240	523

Net Income (Loss) Before Tax	7,879	(1,045)	17,585	7,548
Income Tax Expense (Benefit)	3,128	(410)	6,858	2,836

Net Income (Loss)	$4,751	$(635)	$10,727	$4,712

Net Income per Diluted Share	$0.50	$(0.07)	$1.12	$0.47
Average Shares Outstanding (mil)	9.4	9.7	9.6	10.1

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Selected Balance Sheet Information

	Dec. 31, 2008	March 31,	Dec. 31, 2007
($000s)	(Unaudited)	2008	(Unaudited)
Cash and Marketable Securities	$30,666	$27,933	$13,166
Accounts Receivable — Trade	$25,084	$12,052	$23,280
Inventory	$10,456	$11,530	$17,421
Total Assets	$92,231	$78,149	$80,836
Current Liabilities	$17,741	$10,574	$16,619
Working Capital	$52,695	$44,612	$41,659
Total Debt	$0	$0	$0
Shareholders’ Equity	$72,395	$65,552	$63,002
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category, and Xcid™ antacid in the digestive health category. Zicam Canada, Inc., a wholly-owned subsidiary of Zicam, LLC markets and sells select Zicam products in Canada. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs™; Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Extreme Congestion Relief; Zicam Sinus Relief; as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Acting President and Chief Operating Officer, 602-385-8888, or Bill Barba, Treasurer & Director of Investor Relations, at 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our revenue and net income expectations for the fiscal year ending March 31, 2009; (ii) our expectations regarding the cold season; (iii) our expectations regarding gross margin for fiscal 2009; (iv) our expectations regarding the cost of product liability defense and other litigation; (v) our belief regarding certain retailers’ inventory positions and purchasing practices; (vi) our expectations of achieving fiscal 2009 bonus levels; and (vii) our expectations regarding swab products. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in selling our products in Canada or in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes or the voluntary product recall, may exceed expected amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 13, 2008, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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